Exhibit 3.1

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

(as amended and restated effective as of November 6, 2015)

OF

HERCULES OFFSHORE, INC.

Hercules Offshore, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Hercules Offshore, Inc. The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on October 31, 2005 and effective on November 1, 2005.

2. This Second Amended and Restated Certificate of Incorporation, which restates and amends the Amended and Restated Certificate of Incorporation of the Corporation, effective May 15, 2012, as amended by the Certificate of Amendment executed on May 14, 2014, is made and filed pursuant to that certain Joint Prepackaged Plan of Reorganization with the United States Bankruptcy Court for the District of Delaware (the “Court”) in In re: Hercules Offshore, Inc., et al., Case No. 15-11685 (KJC), which was confirmed by order of the Court entered September 24, 2015 in accordance with Section 303 of the General Corporation Law of the State of Delaware (the “DGCL”).

3. The Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST: The name of the Corporation is Hercules Offshore, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Capitol Services, Inc., 1675 South State Street, Suite B, City of Dover, County of Kent, Delaware 19901, and the name of the registered agent of the Corporation at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The aggregate number of shares of capital stock that the Corporation shall have authority to issue is one-hundred and forty million (140,000,000), of which one-hundred thirty-nine million six-hundred and fifty thousand (139,650,000) shares are classified as common stock, par value $0.01 per share (“Common Stock”), and three-hundred and fifty thousand (350,000) shares are classified as preferred stock, par value $0.01 per share (“Preferred Stock”).

The Corporation may issue shares of any class or series of its capital stock from time to time for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.

The following is a statement of the powers, preferences and rights, and the qualifications, limitations or restrictions, of the Preferred Stock and the Common Stock:

Division A. Preferred Stock

The shares of Preferred Stock may be divided into and issued in one or more series, the relative rights, powers and preferences of which may vary in any and all respects. The Board of Directors is expressly vested with the authority to fix, by resolution or resolutions adopted prior to and providing for the issuance of any shares of each particular series of Preferred Stock and incorporate in a certificate of designations filed with the Secretary of State of the State of Delaware, the designations, powers, preferences, rights, qualifications, limitations and restrictions applicable to the shares of each series of Preferred Stock, to the extent not provided for in this Certificate of Incorporation, and with the authority to increase or decrease the number of shares within each such series; provided, however, that the Board of Directors may not decrease the number of shares within a series of Preferred Stock below the number of shares within such series that is then outstanding.

Any of the designations, powers, preferences, rights, qualifications, limitations or restrictions of any series of Preferred Stock may be dependent on facts ascertainable outside this Certificate of Incorporation, or outside the resolution or resolutions providing for the issue of such series of Preferred Stock adopted by the Board of Directors pursuant to authority expressly vested in it by this Certificate of Incorporation. Except as applicable law or this Certificate of Incorporation otherwise may require, the terms of any series of Preferred Stock may be amended without consent of the holders of any other series of Preferred Stock or any class of capital stock of the Corporation.

The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to the authority granted in this Division A of this Article FOURTH, and the consent, by class or series vote or otherwise, of holders of such series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock, whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of holders of at least a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of shares of any or all other series of Preferred Stock.

Shares of any series of Preferred Stock shall have no voting rights except as required by law or as provided in the resolution or resolutions designating the relative powers, preferences and rights of such series.

Division B. Common Stock

1. Dividends. Dividends may be paid on the Common Stock, as the Board of Directors shall from time to time determine, out of any assets of the Corporation available for such dividends after full cumulative dividends on all outstanding shares of capital stock of all series ranking senior to the Common Stock in respect of dividends and liquidation rights

(referred to in this Division B as “stock ranking senior to the Common Stock”) have been paid, or declared and a sum sufficient for the payment thereof set apart, for all past quarterly dividend periods, and after or concurrently with making payment of or provision for dividends on the stock ranking senior to the Common Stock for the then current quarterly dividend period.

2. Distribution of Assets. In the event of any liquidation, dissolution or winding up of the Corporation, or any reduction or decrease of its capital stock resulting in a distribution of assets to the holders of the Common Stock, after there shall have been paid to or set aside for the holders of the stock ranking senior to the Common Stock the full preferential amounts to which they are respectively entitled, the holders of the Common Stock shall be entitled to receive, pro rata, all of the remaining assets of the Corporation available for distribution to its stockholders. The Board of Directors may distribute in kind to the holders of the Common Stock such remaining assets of the Corporation, or, subject to the requirements of the DGCL, may sell, transfer or otherwise dispose of all or any of the remaining property and assets of the Corporation to any other corporation or other purchaser and receive payment therefor wholly or partly in cash or property, and/or in stock of any such corporation, and/or in obligations of such corporation or other purchaser, and may sell all or any part of the consideration received therefor and distribute the same or the proceeds thereof to the holders of the Common Stock.

3. Voting Rights. Subject to the voting rights expressly conferred under prescribed conditions upon the stock ranking senior to the Common Stock, the holders of the Common Stock shall exclusively possess full voting power for the election of directors and for all other purposes.

4. [reserved].

Division C. Other Provisions Applicable to the Corporation’s Capital Stock

1. Preemptive Rights. No holder of any stock of the Corporation shall be entitled as of right to purchase or subscribe for any part of any unissued or treasury stock of the Corporation, or of any additional stock of any class, to be issued by reason of any increase of the authorized capital stock of the Corporation, or to be issued from any unissued or additionally authorized stock, or of bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, but any such unissued or treasury stock, or any such additional authorized issue of new stock or securities convertible into stock, may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms as the Board of Directors may, in its discretion, determine, without offering to the stockholders then of record, or any class of stockholders, any thereof, on the same terms or any terms.

2. Votes Per Share. Any holder of Common Stock of the Corporation having the right to vote at any meeting of the stockholders or of any class or series thereof shall be entitled to one vote for each share of stock held by him, provided that no holder of Common Stock shall be entitled to cumulate his votes for the election of one or more directors or for any other purpose.

3. Nonvoting Equity Securities. The Corporation shall not issue nonvoting equity securities; provided, however the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), (ii) only have such force and effect for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time may be in effect. The prohibition on the issuance of nonvoting equity securities is included in this Certificate of Incorporation in compliance with Section 1123(a)(6) of the Bankruptcy Code.

FIFTH: (a) Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the authority and powers conferred on the Board of Directors by the DGCL or by the other provisions of this Certificate of Incorporation, the Board of Directors is authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted, or any amendments thereto, shall invalidate any prior act of the Board of Directors that would have been valid if such Bylaws or amendment had not been adopted.

(b) Number, Election and Terms of Directors. The number of directors that shall constitute the whole Board of Directors shall be fixed from time to time by a majority of the directors then in office as provided in the Bylaws, subject to an increase in the number of directors by reason of any provisions contained in or established pursuant to Article FOURTH, but in any event shall not be less than 1 nor more than 11, plus that number of directors who may be elected by the holders of any one or more series of Preferred Stock voting separately as a class pursuant to the provisions applicable in the case of arrearages in the payment of dividends or other defaults contained in this Certificate of Incorporation or the Board of Directors’ resolution providing for the establishment of any series of Preferred Stock. Except with respect to vacancies, as provided in the Bylaws of the Corporation, directors shall be elected by a plurality of the votes present in person or represented by proxy at the annual meetings of stockholders and entitled to vote thereon, and each director so elected shall hold office until the next annual meeting and until his successor is duly elected and qualified or until his earlier death, resignation, disqualification or removal.

Election of directors need not be by written ballot unless the Bylaws of the Corporation so provide.

(c) Removal of Directors. Except as prohibited by applicable law, the stockholders entitled to vote in an election of directors may remove any director from office at any time, with or without cause, by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote in the election of directors. The foregoing provisions are subject to the terms of any series of Preferred Stock with respect to the directors to be elected solely by the holders of such series of Preferred Stock.

(d) Vacancies. Except as a Board of Directors’ resolution providing for the establishment of any series of Preferred Stock may provide otherwise, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, removal, disqualification or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office until the expiration of the term of office of the director whom he or she replaced, or until that director’s successor shall have been elected and qualified, or until the earlier of his death, resignation or removal.

No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. The foregoing provisions are subject to the terms of any Preferred Stock with respect to the directors to be elected solely by the holders of such Preferred Stock.

SIXTH: (a) Action by Written Consent; Special Meetings. Any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however, that unless the Corporation is a public reporting company, no action by written consent taken in accordance with this Article SIXTH shall become effective until the 20th business day after notice of such action has been delivered to the stockholders that would have been entitled to vote on the matters subject thereof at an annual or special meeting of stockholders. Unless otherwise provided by the DGCL, by this Certificate of Incorporation or by any provisions established pursuant to Article FOURTH hereof with respect to the rights of holders of one or more outstanding series of Preferred Stock, special meetings of the stockholders of the Corporation (i) may be called at any time by (1) the Chairman of the Board, if there is one, or (2) by the Board of Directors pursuant to a resolution approved by the affirmative vote of at least a majority of the members of the Board of Directors and (ii) shall be called by the Board of Directors upon the written request of the holders of record of at least 25% of the outstanding shares of capital stock of the Corporation entitled to vote at the time of such written request. Each special meeting shall be held at such date, time and place as may be stated in the written notice of such special meeting.

SEVENTH: No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation; provided, however, that this Article SEVENTH shall not eliminate or limit the liability of such a director (1) for any breach of such director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, as the same exists or as such provision may hereafter be amended, supplemented or replaced, or (4) for any transactions from which such director derived an improper personal benefit. If the DGCL is amended after the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

EIGHTH: The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The Bylaws may be amended, in whole or in part, and new Bylaws may be adopted (i) by action of the Board of Directors except (1) to the extent that such amendment, change, repeal or adoption is inconsistent with an amendment, change, repeal or adoption to or of any of the Bylaws by the stockholders or (2) with respect to amendments, changes, repeals or adoptions inconsistent with Sections 2, 3, 4, 9 or 10 of Article II, Sections 2, 3, 9, 10 or 11 of Article III, Article V, Section 5 of Article VI or Article VII of the Bylaws; or (ii) by the affirmative vote of the holders of a majority of the outstanding shares of capital stock then entitled to vote in the election of directors; provided that in the case of any such stockholder action at a meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new Bylaw or Bylaws must be contained in the notice of such meeting.

NINTH: Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

TENTH: The Corporation shall not be governed by or subject to Section 203 of the DGCL.

ELEVENTH: The Corporation reserves the right to amend this Second Amended and Restated Certificate of Incorporation in any manner permitted by the DGCL, as the same exists or may hereafter be amended, and any rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation.

TWELFTH:

(a) In the event that both (i) the Market Capitalization (as defined below) of the Corporation has decreased (adjusted for any extraordinary dividends, as determined in good faith by the Board of Directors) by at least 35% (such market capitalization, the “Trigger Price”) from the Emergence Date Market Capitalization (as defined below), and (ii) at least 25 percentage points of “owner shift” has occurred with respect to the Corporation’s equity for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and the Treasury regulations thereunder (collectively, “Section 382”) since the Corporation’s most recent “ownership change,” as reasonably determined by the Corporation (in consultation with outside counsel) in accordance with Section 382 (subsections (i) and (ii) are collectively referred to herein as the “Trigger Provisions”), then the Board of Directors shall meet on an expedited basis to determine whether to impose restrictions on the trading of the Corporation’s stock in accordance with this Article TWELFTH and to determine the specific terms of such restrictions.

(b) If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock pursuant to Article TWELFTH, section (a), which shall require the affirmative vote of at least two thirds (2/3) of all directors then in office, then the Corporation shall promptly announce the imposition and terms of such trading restrictions by means of a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission (the “SEC”). The terms of such restrictions, including the form of any notice or application documentation that may be associated with such restrictions, shall also be described by the Corporation in each quarterly and annual report filed by the Corporation with the SEC.

(c) If the Board of Directors determines to impose trading restrictions on transfers of the Corporation’s stock in accordance with Article TWELFTH, sections (a) and (b), the principal terms of such trading restrictions shall be as follows:

The Board of Directors shall have the authority in its sole discretion to determine and establish the definitive and ancillary terms of such trading restrictions, so long as such terms are consistent with the provisions of this Article TWELFTH:

(i) Any acquisition of the Corporation’s stock by a person or entity who is not a 5% stockholder of the Corporation will be null and void ab initio as to the purchaser to the extent such acquisition causes such person or entity to become a 5% stockholder of the Corporation, unless the acquisition of such stock (i) was previously approved in writing by the Corporation’s Board of Directors, or (ii) will not result in an increase in an “owner shift” for purposes of Section 382 in excess of any “owner shift” that would have occurred if the seller had sold the same amount of stock through general public market transactions (e.g., because the stock is purchased from another 5% stockholder whose stock acquisition had caused an owner shift) (a “Permitted Acquisition”).

(ii) Any person or entity that is a 5% stockholder of the Corporation shall not be permitted to acquire any additional stock of the Corporation without the prior written consent of the Corporation’s Board of Directors, unless the acquisition is a Permitted Acquisition. Any such acquisition of stock that is not a Permitted Acquisition will be null and void ab initio as to the purchaser.

(iii) Any stockholder of the Corporation seeking to use the “Permitted Acquisition” exception in the case of Article TWELFTH, sections (a)(i) or (a)(ii) above shall either (i) contemporaneously with such Permitted Acquisition, notify the Corporation in writing of such transaction, represent in writing to the Corporation that such transaction is a Permitted Acquisition and acknowledge in writing that if such transaction is not a Permitted Acquisition it will be subject to the consequences set forth in this Article TWELFTH or (ii) prior to such transaction, notify the Corporation of its intent to engage in a Permitted Acquisition and provide relevant factual information sufficient to establish that the acquisition will qualify as a Permitted Acquisition, and within 10 days of such notice, the Corporation shall indicate whether such proposed transaction will qualify as a Permitted Acquisition.

(iv) The Corporation shall announce by press release and the filing of a Current Report on Form 8-K if its Board of Directors shall determine that trading restrictions are no longer required, or if the Trigger Provisions are no longer satisfied; provided, however, that if trading restrictions shall be imposed following a decline in the value of the Corporation’s market capitalization, any increase in the value of the Corporation’s stock shall not result in the lapse of such trading restrictions unless such increase (determined on a weighted average 30 day trading period) shall be at least 10% greater than the Trigger Price.

(v) No employee or agent of the Corporation shall record any transfer that would result in a violation of the preceding clauses (i) or (ii) (a “Prohibited Transfer”) and the purported transferee (the “Purported Transferee”) of a Prohibited Transfer shall not be recognized as a stockholder of the Corporation for any purpose whatsoever in respect of the Corporation’s stock which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another investor in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled with respect to such Excess Securities to any rights of stockholders of the Corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof. Once the Excess Securities have been acquired in a transfer that is in accordance with this Article TWELFTH and is not a Prohibited Transfer, such shares of the Corporation’s stock shall cease to be Excess Securities.

(vi) Without limiting the foregoing clause (v), to the extent the Board of Directors determines that a Prohibited Transfer has occurred, such Prohibited Transfer and, if applicable, the recording of such Prohibited Transfer, shall, to the fullest extent permitted by law, be void ab initio and have no legal effect and, upon written demand by the Corporation, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any dividends or other distributions that were received by the Purported Transferee from the Corporation with respect to the Excess Securities (the “Prohibited Distributions”), to the previous stockholder that had purportedly transferred the Excess Securities in such Prohibited Transfer (the “Purported Transferor”) or, if such transfer is not possible for any reason, the Purported Transferee shall surrender all of the Excess Securities and Prohibited Distributions to the Corporation, to be issued or distributed, as the case may be, by the Corporation to the Purported Transferor. For the avoidance of doubt, (i) under no circumstances shall a Purported Transferee be entitled to any consideration in respect of the Excess Securities and (ii) to the extent a Purported Transferee conveys, sells, transfers, assigns or otherwise disposes of any Excess Securities or Prohibited Distributions, the provisions of this clause (vi) shall apply to the proceeds therefrom.

(d) All stockholders of the Corporation that have filed or would be required to file a Schedule 13D or 13G with the SEC with respect to the Corporation shall be required to provide the following information to the Corporation regarding such stockholder’s ownership of the Corporation’s stock: (i) the dates of the acquisition and disposition of all such stock, (ii) the amounts of such acquisitions and dispositions, and (iii) such other information as may be reasonably necessary for the Corporation to determine the effect of such acquisition or disposition on the Corporation’s net operating loss carryforward or as may be required by applicable law or regulation. Such information shall be provided within five business days of the Corporation’s request, and, at the stockholder’s request, the Corporation shall execute a standard confidentiality agreement with respect to such information.

(e) The Board of Directors’ ability to impose trading restrictions pursuant to this Article TWELFTH shall terminate on the fifth anniversary of the Emergence Date (as defined below); provided, however, that any trading restrictions imposed by the Board of Directors pursuant to this Article TWELFTH prior to such fifth anniversary shall remain in full force and effect until the Trigger Provisions are no longer satisfied.

(f) Unless otherwise defined herein, all terms used in this Article TWELFTH (including but not limited to the definition of a “5% stockholder”) are intended to have the meanings ascribed to them under Section 382 and shall be construed accordingly. In addition, as used in this Article TWELFTH, the following terms shall have the meanings given to them hereby:

“Market Capitalization” as of any date means the Corporation’s then market capitalization calculated using the rolling 30 day weighted average trading price of the Corporation’s Common Stock.

“Emergence Date Market Capitalization” means the Corporation’s market capitalization calculated using the weighted average trading price of the Corporation’s Common Stock over the 30 day period following the Emergence Date.

“Emergence Date” means the date on which the Corporation emerges from Chapter 11 bankruptcy protection.

THIRTEENTH: This Certificate of Incorporation shall become effective at 8:30 a.m., Eastern Time, on November 6, 2015.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 6th day of November, 2015.

HERCULES OFFSHORE, INC.

By:	/s/ Beau M. Thompson
Name:	Beau M. Thompson
Title:	Secretary